Exhibit 5.7

[Bingham McHale LLP Letterhead]

October 7, 2011

Ameristar Casinos, Inc.

3773 Howard Hughes Parkway

Suite 490S

Las Vegas, Nevada 89169

Re:	Registration Statement on Form S-4 $800,000,000 Principal Amount of 7.50% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as special Indiana counsel to Ameristar East Chicago Holdings, LLC, an Indiana limited liability company (hereinafter, “Holdings”) and Ameristar Casino East Chicago, LLC, an Indiana limited liability company (hereinafter, “East Chicago”) (Holdings and East Chicago being hereinafter sometimes referred to collectively as the “Indiana Guarantors”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission, of (i) $800,000,000 principal amount of 7.50% Senior Notes due 2021 (the “Notes”) of Ameristar Casinos, Inc., a Nevada corporation (the “Company”), to be issued in exchange for the Company’s outstanding 7.50% Senior Notes due 2021 pursuant to the Indenture, dated as of April 14, 2011 (as supplemented, the “Indenture”), among the Company, the subsidiaries of the Company listed on Annex A hereto (including the Indiana Guarantors) and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (The “Trustee”), and (ii) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes.

In connection with this opinion, we have examined the certificate of organization and the operating agreement of each of the Indiana Guarantors, such other records of the proceedings of the Indiana Guarantors and certificates of the managers, members and/or officers of the Indiana Guarantors as we have deemed relevant, as well as the Registration Statement, including the Prospectus, and the exhibits thereto.

In our capacity as special Indiana counsel to the Indiana Guarantors in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Indiana Guarantors in connection with the authorization and issuance of the Notes and the Guarantees.

Ameristar Casinos, Inc.

3773 Howard Hughes Parkway

Suite 490S

October 7, 2011

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

While certain members of our firm are admitted to practice in other jurisdictions, for purposes of this letter, we have examined only the laws of the State of Indiana. No opinion is expressed herein with respect to (i) the qualification of the Notes or Guarantees under the securities or blue sky laws of any federal, state or any foreign jurisdiction, (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof, (iii) tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, and health and safety laws or (iv) any county, municipality or other political subdivision or local governmental agency or authority laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1. Each of the Indiana Guarantors is a limited liability company organized and validly existing under the laws of the State of Indiana.

2. Each of the Indiana Guarantors has the limited liability company power to execute, deliver and perform their respective obligations under the Indenture and the Guarantees.

3. Each of the Indiana Guarantors has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, the Indenture and the Guarantees, and has duly executed and delivered the Indenture.

4. The execution and delivery by the Indiana Guarantors of the Indenture and the Guarantees, and the performance by the Indiana Guarantors of their respective obligations under the Indenture and the Guarantees, do not require the Indiana Guarantors to obtain any approval by or make any filing with any governmental authority under any statute, rule or regulation of the State of Indiana, other than approvals and filings previously obtained or made and in full force and effect.

5. The execution and delivery of the Indenture by the Indiana Guarantors has not violated (i) any applicable statute, rule or regulation of the State of Indiana or (ii) their respective articles of organization or operating

Ameristar Casinos, Inc.

3773 Howard Hughes Parkway

Suite 490S

October 7, 2011

agreement. If executed and delivered on the date hereof, the execution and delivery of the Guarantees by the Indiana Guarantors would not violate (i) any applicable statute, rule or regulation of the State of Indiana or (ii) their respective articles of organization or operating agreement.

The opinions expressed herein are based upon the applicable laws, rules and regulations in effect and the facts in existence as of the date of this letter. In delivering this letter to you, we assume no obligation, and we advise you that we shall make no effort, to update the opinions set forth herein, or to conduct an inquiry into the continued accuracy of such opinions, or to apprise any addressee hereof, or its counsel or assignees, of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after such time as the Registration Statement is declared effective, or of any change in any applicable laws or facts occurring after such time as the Registration Statement is declared effective, which may affect the opinions set forth herein.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bingham McHale LLP

ANNEX A

SUBSIDIARY GUARANTORS

CACTUS PETE’S, INC.

AMERISTAR CASINO VICKSBURG, INC.

AMERISTAR CASINO COUNCIL BLUFFS, INC.

AMERISTAR CASINO LAS VEGAS, INC.

A.C. FOOD SERVICES, INC.

AMERISTAR CASINO ST. LOUIS, INC.

AMERISTAR CASINO KANSAS CITY, INC.

AMERISTAR CASINO ST. CHARLES, INC.

AMERISTAR CASINO BLACK HAWK, INC.

AMERISTAR EAST CHICAGO HOLDINGS, LLC

AMERISTAR CASINO EAST CHICAGO, LLC